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                                                                    EXHIBIT 2.2


                   AMENDMENT TO THE ASSET PURCHASE AGREEMENT

         This AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the "Amendment") is made and entered into effective as of the 30th day of August, 1996 by and among O.R. Estman, Inc., a New Jersey corporation D/B/A Satellite Paging ("Satellite"), Dana Paging, Inc., a Florida corporation D/B/A Message Network ("Message Network," and collectively with Satellite, the "Seller"), Bertram M. Wachtel, Edward R. Davalos and Kevan D. Bloomgren (collectively, the "Stockholders" and individually, a "Stockholder"), and Metrocall, Inc., a Delaware corporation (the "Buyer").

                                R E C I T A L S

         WHEREAS, the Seller, the Stockholders and the Buyer entered into that Asset Purchase Agreement dated as of February 28, 1996 (the "Asset Purchase Agreement");

         WHEREAS, the parties to the Asset Purchase Agreement desire to amend the Asset Purchase Agreement; and

         WHEREAS, in order to amend the Asset Purchase Agreement, the parties desire to enter into this Amendment.

                               A G R E E M E N T

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Asset Purchase Agreement.

         2.      The Closing shall occur on August 30, 1996.

         3. If the Closing occurs on August 30, 1996 (unless extended by agreement of the parties), then Section 4.1 of the Asset Purchase Agreement shall be and is hereby amended in its entirety as follows:

         "Subject to and upon the terms and conditions set forth herein, the Buyer shall pay to the Seller aggregate consideration in the amount of Twenty Six Million Five Hundred Thousand Dollars ($26,500,000), plus the Preliminary Working Capital Adjustment of $508,843, payable as follows:

                 (a) The parties acknowledge that the Buyer has delivered the sum of One Million Dollars ($1,000,000) (together with all interest and other income accruing thereon, the "First Deposit") in escrow as provided by the Escrow Agreement (defined in Section 4.5).

                 (b) At the Closing, the First Deposit shall be returned to the Buyer and the Buyer shall deliver evidence that the Buyer has irrevocably directed the Buyer's transfer agent to issue Common Stock of the Buyer, par value $.01 (the "Common Stock"), having a value equal to





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One Million Five Hundred Thousand Dollars ($1,500,000), valued in accordance with Section 4.1(f) (the "Second Deposit"), to and in the name of the escrow agent as provided in the Escrow Agreement, as amended.

                 (c) At the Closing, the Buyer shall pay the portion of the Purchase Price payable in cash (the "Cash Purchase Price"), i.e., Seventeen Million Dollars ($17,000,000), by wire transfer of immediately available funds.

                 (d) At the Closing, the Buyer shall deliver evidence that the Buyer has irrevocably directed the Buyer's transfer agent to issue shares of Common Stock to pay the remainder of the Purchase Price (the "Stock Purchase Price"), i.e., Eight Million Five Hundred Eight Thousand Eight Hundred Forty-Three Dollars ($8,508,843), in shares of the Common Stock, valued pursuant to with Section 4.1(f).

                 (e) The Purchase Price shall be subject to such further adjustments as are specified in Sections 4.3 and 4.4, which adjustments shall be payable in Common Stock of the Buyer.

                 (f) The total number of shares issuable at the Closing in respect of the Second Deposit and the Stock Purchase Price shall be determined based upon the closing stock price of the Buyer's stock on the NASDAQ-NMS on August 29, 1996. The parties acknowledge that the number of shares of Common Stock issued at Closing in respect of the Second Deposit and the Stock Purchase Price is an estimate and shall be subject to adjustment as required in accordance with the Escrow Agreement and with Section 4.7 hereof.

                 (g) All shares of Common Stock to be issued by the Buyer hereunder shall be duly authorized and issued, fully paid and nonassessable, and free and clear of any Liens."

         4. Section 4.4(b)(i) of the Asset Purchase Agreement shall be and is hereby amended to read as follows:

         "(i)    The Purchase Price shall be reduced by an amount equal to the greatest of the following:

                 (A) The product of (1) the shortfall (if any) between the actual number of the Seller's Subscribers on the Closing Date and 99,111, multiplied by (2) $254;

                 (B) The product of (1) the shortfall (if any) between the Seller's Pro Forma Net Revenue (annualized) and $9,428,554.48, multiplied by
(2) 2.67; or

                 (C) The product of (1) the shortfall (if any) between the Seller's Pro Forma Defined Operating Cash Flow (annualized) and $3,146,780, multiplied by (2) 8."

         5. The Asset Purchase Agreement shall be and is hereby amended to add the following Section 4.7:





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         "4.7    STOCK PURCHASE PRICE.

         The Buyer shall take all steps reasonably required so that, upon registration with the appropriate federal and state regulatory authorities, as set forth herein, the Registrable Securities (as hereinafter defined) will be freely tradeable by the Seller, the Stockholders or the Escrow Agent under the Escrow Agreement, as the case may be, free of any further registration or any other restrictions as to holding periods or volume of trades (except such restrictions as are set forth hereafter), including the following:

                 (a) Registration of Common Stock. The Buyer shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (the "Registration Statement") with respect to that number of shares equal to the Stock Purchase Price and the Second Deposit (the "Registrable Securities") within 30 days of the Closing and use its reasonable best efforts to cause the Registration Statement to become effective as soon as possible. In addition the Buyer shall:

                          (i)     prepare and file with the SEC such
amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement, and use its reasonable best efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the Securities Act of 1933, as amended (the "1933 Act");

                          (ii)    use its reasonable best efforts to
register or qualify the securities covered by the Registration Statement under such other securities or blue sky laws of such states and jurisdictions as shall be reasonably requested by the Seller, except that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such state or jurisdiction;

                          (iii)   apply for qualification and use its
best efforts to qualify the Registrable Securities being registered for inclusion and trading on the automated quotation system of the National Association of Securities Dealers, Inc.

                          The Buyer's obligation to maintain the effectiveness
of the Registration Statement shall terminate at such time as all remaining Registrable Securities could immediately be sold pursuant to Rule 144 and Rule 145(d) under the 1933 Act without regard to the volume limitations.

                 (b) Conditions Precedent to Registration. It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Section 4.7 in respect of the Registrable Securities that the Seller and the Stockholders shall furnish to the Buyer such information regarding the Seller and the Stockholders, the Registrable Securities held by them, and the intended method of disposition of such Registrable Securities, if any, as shall be required by law to effect the registration of such Registrable Securities.

                 (c) Adjustment to Shares of Common Stock Issued. The total number of shares of Common Stock issuable in respect of the Stock Purchase Price will be equal to Eight





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Million Five Hundred Eight Thousand Eight Hundred Forty-Three Dollars
($8,508,843) divided by the Issue Price (defined herein). The "Issue Price" is equal to the average of the midpoints of the closing bid and ask prices of Common Stock for the five trading day period ending on the second business day prior to the effective date of the Registration Statement. The parties agree to take such further actions as may be necessary or desirable to effect the foregoing adjustment to the number of shares of Common Stock to be issued hereunder.

                 (d) Right of Refusal on Dispositions. For a period of two (2) years from Closing, no Seller or Stockholder shall sell, assign, transfer, pledge or otherwise dispose of any shares of Common Stock owned by such Seller or Stockholder unless such Seller or Stockholder shall have (i) submitted a written offer (the "Offer") to the Buyer specifying (x) the number of shares that such Seller or Stockholder proposes to sell, assign, transfer or otherwise dispose of and the related terms of disposition and (y) the desired date of such proposed disposition (the "Disposition Date"), no later than 5:00 p.m., eastern time, on the business day immediately preceding the Disposition Date, and (ii) complied with all other applicable provisions of this Section 4.7(d). The Offer shall be effective only upon receipt by the Buyer. The Buyer or its designee (the "Offeree") shall have the right to accept the Offer and purchase all, but not less than all, of the shares of Common Stock subject to the Offer. If the Offeree wishes to accept the Offer, the Offeree shall notify in writing the Seller or Stockholder tendering the Offer no later than 8:30 a.m. eastern time on the Disposition Date and, upon such acceptance, shall purchase such number of shares from the Seller or Stockholder for a price per share equal to the opening ask price on the Disposition Date less 3% (the "Offer Price"). Settlement of the transaction shall occur within three (3) business days. At settlement, such Seller or Stockholder shall deliver to the Offeree the certificate or certificates evidencing the shares accepted by the Offeree duly endorsed for transfer and free and clear of any liens. If the Buyer does not so notify such Seller or Stockholder, the Offer shall be deemed to be rejected in its entirety and all such shares of Common Stock subject to the Offer may be disposed of by the Seller or Stockholder tendering the Offer in accordance with the Offer at any time within ten trading days after receipt of the Offer by the Buyer. The Buyer shall be entitled to refuse to register on its records the name of any transferee of the Seller or Stockholders as an owner thereof if such transferee acquired such shares in violation of this
Section 4.7(d).

                 (e) Call Option. For a period of six (6) months from Closing, the Buyer or its designee (the "Exercising Party") shall have the option (the "Call Option") to purchase the shares of Common Stock held by the Seller or Stockholder and the shares of Common Stock held pursuant to the Escrow Agreement (with the proceeds delivered into escrow). The Call Option may be exercised by delivery of written notice thereof (the "Call Option Notice") to such Seller or Stockholder or the Escrow Agent, which notice may only be given on any business day between 4:00 p.m. and 6:00 p.m. eastern time or between 7:30 a.m. and 8:30 a.m. eastern time. To be effective, the Call Option Notice shall be given to the Seller, the Stockholder or the Escrow Agent from whom the shares are to be purchased, and to such counsel and broker dealer as any of the Seller or the Stockholders may, by written notice, from time to time request, and any such Call Option Notice shall be effective only upon receipt by all such parties. The Call Option Notice shall state that the Exercising Party has elected to exercise the Call Option. At settlement, which shall occur within three (3) business days following the delivery of the Call Option Notice, the Seller or Stockholder or the Escrow Agent shall deliver to the Exercising Party the certificate or certificates evidencing the shares subject to the Call Option duly endorsed for transfer and free





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and clear of any liens.  The price per share (the "Call Option Price") shall be equal to the greater of (i) the Issue Price or (ii) the opening ask price immediately following the delivery of the Call Option Notice less 3%. Notwithstanding the foregoing, the Exercising Party shall not have any rights under this subsection (e) as to any shares of Common Stock held by Seller or Stockholder as to which Seller or Stockholder has made an Offer as required under Section 4.7(d) in respect of a disposition made in good faith, unless any such shares are reacquired by the Seller or Stockholder free and clear of any material claims created by reason of the disposition described in the Offer.

                 (f) Legend. Each certificate representing shares of Common Stock issued pursuant to this Asset Purchase Agreement shall bear on its face substantially the following legend: "THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF FEBRUARY 28, 1996, AS AMENDED AND IN EFFECT FROM TIME TO TIME, AMONG THE CORPORATION AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION."

                 (g) Other Distributions. In addition to the provisions of this Section 4.7, the Seller and the Stockholders hereby agree in all events to conduct all market sales of Common Stock in an orderly fashion so as not to materially disrupt the market for Common Stock.

                 (h) Terms of Escrow Agreement. The parties agree to effect an amendment to the Escrow Agreement to include the following terms: The Buyer and the Seller shall authorize and instruct the Escrow Agent to release to the Seller from the Second Deposit, on the first (1st) business day of each of the fourth (4th), seventh (7th), tenth (10th) and thirteenth (13th) calendar months immediately following the Closing Date (each, a "Release Date"), that number of shares of Common Stock equal to (i) (x) Three Hundred Seventy-Five Thousand Dollars ($375,000), plus (y) interest at the Prime Rate on $375,000 from the Closing Date, less (z) the amounts of any Damages paid to or claimed by the Buyer during the immediately preceding three-month period, (ii) divided by the average of the midpoints of the closing bid and ask prices of Common Stock for the five trading day period ending on the second business day immediately preceding the Release Date. If, on any Release Date, there are not sufficient Escrow Shares available to make the distribution specified in the preceding sentence, the Buyer will deliver to the Escrow Agent, as soon as practicable following Notice to the Buyer of such deficiency, that number of shares of Common Stock necessary to make the required distribution and the Buyer will use reasonable best efforts to register such shares in accordance with Section 4.7(a) hereof. If, after the Release Date in the thirteenth calendar month immediately following the Closing Date, Escrow Shares remain in the Escrow Account, the Buyer and the Seller shall authorize the Escrow Agent to release such Escrow Shares to the Buyer."

         6. Section 8.2.7 of the Asset Purchase Agreement shall be and is hereby amended to read as follows:

                 "8.2.7. Pagers in Service. The Seller shall have at least 94,640 Subscribers as of the Closing Date."

         7. Except as otherwise specifically amended hereby, all terms and provisions of the Asset Purchase Agreement shall remain in full force and effect.





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         EXECUTED AND DELIVERED on this 30th day of August 1996 and effective as of the day and year first above written.

                            METROCALL, INC.



                            By: /s/ VINCENT D. KELLY
                               -----------------------------
                                 Vincent D. Kelly
                                 Chief Financial Officer,
                                 Vice President and Treasurer

                            O.R. ESTMAN, INC.,
                            doing business as SATELLITE PAGING



                            By: /s/ KEVAN D. BLOOMGREN
                               -----------------------------
                            Name: Kevan D. Bloomgren
                            Its:  Vice President and Chief Financial Officer


                            DANA PAGING, INC.,
                            doing business as MESSAGE NETWORK


                            By: /s/ KEVAN D. BLOOMGREN
                               -----------------------------
                            Name:
                            Its:

                            /s/ BERTRAM M. WACHTEL
                            --------------------------------
                            BERTRAM M. WACHTEL

                            /s/ EDWARD R. DAVALOS
                            --------------------------------
                            EDWARD R. DAVALOS

                            /s/ KEVAN D. BLOOMGREN
                            --------------------------------
                            KEVAN D. BLOOMGREN





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